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                     September 18, 2020

       Sean O'Brien
       Group Vice President and Chief Financial Officer
       DCP Midstream, LP
       370 17th Street , Suite 2500
       Denver , Colorado 80202

                                                        Re: DCP Midstream, LP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed on February
21, 2020
                                                            File No. 001-32678

       Dear Mr. O'Brien:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation